EXHIBIT (A)(7)

[FORM OF WRITTEN CONFIRMATION TO OPTION HOLDERS ELECTING

TO PARTICIPATE IN THE OFFER TO EXCHANGE]

HOMESTORE, INC.

30700 Russell Ranch Road
Westlake Village, California 91362

August      , 2002

Dear Homestore Employee:

      This letter will confirm that we have received your executed Letter of Transmittal by which you have agreed to tender the number of previously issued options set forth therein in exchange for new options as set forth in the Tender Offer Statement (the “TO Statement”) that was sent to you on July 26, 2002. Based on the number of previously issued options you are tendering, and subject to your continued employment with Homestore, Inc. and the other terms and conditions set forth in the TO Statement, we agree to issue to you options to purchase shares of common stock, which options will be issued, and the exercise price determined, on or about February 24, 2003.

      If you have any questions about the stock option exchange program, please contact Sharon Goldstein, at (805) 557-3330 or sharon.goldstein@homestore.com.

Sincerely,

HOMESTORE, INC.
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